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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 18, 2007, relating to the financial statements and financial highlights which appear in the March 31, 2007 Annual Reports to Shareholders of Templeton BRIC Fund, Templeton Income Fund and Templeton Emerging Markets Small Cap Fund, of Templeton Global Investment Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PRICEWATERHOUSECOOPERS, LLP

San Francisco, California
July 27, 2007